                                                                 EXHIBIT 10.17.1

                                  CONFIDENTIAL

                        RESIGNATION AND RELEASE AGREEMENT

          This RESIGNATION AND RELEASE AGREEMENT (this "Agreement") is made and entered into by and between Ventas, Inc. (the "Company") and W. Bruce Lunsford ("Executive") dated as of January 28, 2003.

                                    RECITALS

          A. Executive is presently employed by the Company as its Chairman of the Board ("Chairman") pursuant to an employment agreement dated as of July 31, 1998, as amended as of December 31, 1998 ("the Employment Agreement").

          B. Executive has filed papers with the Secretary of State of Kentucky to become an official candidate for the office of Governor of the Commonwealth of Kentucky.

          C. In light of the Executive's candidacy for the office of Governor of the Commonwealth of Kentucky, the Board of Directors of the Company (the "Board"), with the concurrence of Executive, has concluded that it would be in the best interest of the Company and its stockholders that Executive be replaced as Chairman and cease to be a member of the Board, contingent upon negotiation of appropriate terms and conditions regarding Executive's termination.

          D. In light of Executive's candidacy for the office of Governor of the Commonwealth of Kentucky, Executive desires to cease serving as Chairman and as a director on the Board, contingent upon negotiation of appropriate terms and conditions regarding his resignation.

          E. Pursuant to the Employment Agreement, in the event that Executive were to resign as Chairman at the request of the Board, pursuant to Section 7(b) of the Employment

Agreement, he would be entitled to a variety of severance benefits, including, without limitation, (1) a lump sum severance benefit of two times his base salary (a total of $300,000), (2) continuation, for a two year period, of Executive's health and dental benefits and payment of his life insurance premiums, (3) fully vesting(to the extent not already vested) in the Vencor, Inc. Retirement Savings Plan and any Retirement Savings Plan maintained by the Company, (4) vesting and a two year period (or until expiration of the options) to exercise all outstanding stock options ("Options"), a list of which is attached hereto and made a part hereof as Schedule 1, and (5) forgiveness of all of principal and interest outstanding pursuant to that certain Promissory Note, in the initial principal amount of $3,750,000 dated as of June 15, 1998, as amended as of December 31,1998 issued by Executive to the Company (the "Note").

          F. Following significant negotiations, the parties have agreed to the terms of this Agreement to provide an orderly and amicable arrangement with respect to the termination of Executive as an officer, director and employee of the Company.

          G. Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Employment Agreement, which is terminated hereby.

                                   AGREEMENTS

          In consideration for the mutual promises provided herein (including, without limitation, the foregoing recitals, which shall constitute a part of this Agreement), the parties hereby agree as follows:

          1. Resignation. Executive permanently resigns from and permanently waives all rights to employment (whether as Chairman or otherwise) with or by, and service as a director and/or a member of any committee of the board of directors of, the Company and/or any of its subsidiaries and other affiliated or related entities, effective as of the date hereof (the "Effective Date").

          2.  Releases and Covenants Not To Sue.

          A.  Executive's Releases and Covenants

              (1) In consideration of the covenants and agreements of the Company stated above, Executive, for himself, his agents, legal representatives, assigns, heirs, distributees, devisees, legatees, administrators, personal representatives and executors (the "Executive Releasing Parties"), hereby releases and forever discharges the Company, its present or past subsidiaries, divisions and affiliates, parent companies, or related companies, successors or assigns, and their respective present or past officers, trustees, directors, employees, attorneys and agents of each of them (the "Company Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown (a "Claim") arising or which could have arisen up to and including the date of his execution of this Agreement, including, without limitation, those arising out of or relating to Executive's employment or cessation of employment, termination or change in status as an Chairman and a member of the Board, the Employment Agreement, the agreement between the Company and Executive dated July 1, 2001 regarding the employment of Mary Ewing or any other prior oral or written agreements, and any claims arising or which could arise under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Labor Standards Act, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act ("ERISA"), or any other federal, state, or local statute, law, ordinance, regulation, code or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Executive Releasing Parties against the Company Released Parties in any legal, administrative, or other proceeding; provided, however, that the foregoing release shall not apply to any Claim (i) pursuant to this Agreement,
(ii) pursuant to the Options or (iii) for indemnification or the advancement of expenses to any Executive Releasing Party (to which such party would be entitled under applicable law, the constituent documents of any of the Company Released Parties, by contract or otherwise) in connection with any action, suit or proceeding as to which an Executive Releasing Party is made or a party or is threatened to be made a party or is otherwise involved by reason of the fact that such Executive Releasing Party was or is an officer, director, employee or agent of any of the Company Released Parties or was serving at the request of any of a Company Released Party as a director, officer, employee, fiduciary or agent of another entity.

              (2) The Executive Releasing Parties further agree not to assert any claim or other legal proceeding against the Company Released Parties, in any court, based on any events, whether known or unknown, which are the subject of the release contained in section A(1) of this Paragraph 2 or to take any payments or other relief for any such released claims brought by any other individual or entity on their behalf.

          B.  The Company Releases and Covenants

              (1) In consideration of the covenants and agreements of Executive stated herein, Company, on behalf of itself and the other Company Released Parties, hereby releases and forever discharge the Executive Releasing Parties, from any and all Claims arising or which could have arisen up to and including the date of the execution of this Agreement, including, without limitation, those arising out of or relating to Executive's employment and service as a director, or cessation of employment, termination or change in Executive's status as an officer, director or employee, the Employment Agreement or any other prior oral or written agreements, as such agreements have been amended, or any other federal, state, or local statute, law, ordinance, regulation, code or executive order, any tort or contract claims, and any of the claims, matters and issues which could have been asserted by the Companies against the Executive Releasing Parties in any legal, administrative, or other proceeding; provided, however, that the foregoing release shall not apply to any Claim (i) pursuant to this Agreement, (ii) for any breach of the duty of loyalty, self dealing, intentional tort, embezzlement, fraud, or violation of criminal law or (iii) pursuant to the Note (which shall remain valid, binding, outstanding and payable in accordance with its terms). Executive and the Company represent that as of the execution of this Agreement they were not actually aware of any breaches of the duty of loyalty, self dealing, intentional tort, embezzlement, fraud or violation of criminal law by Executive.

              (2) The Company Released Parties further agree not to assert any claim or other legal proceeding against the Executive Releasing Parties, in any court, based on any events, whether known or unknown, which are the subject of the release contained in section B(l) of this paragraph 2 or to take any payments or other relief for any such released claims brought by any other individual or entity on their behalf.

          3.  Additional Benefits.

          A. Notwithstanding anything herein or in the Employment Agreement to the contrary, upon the Effective Date, Executive shall not be entitled to any of the severance benefits pursuant to Section 7(b) of the Agreement, other than, as provided pursuant to Section 7(b)(8) of the Employment Agreement, that Executive will have an additional two (2) years from the date hereof in which to exercise the Options, except to the extent that such Options expire prior to the end of such two (2) year period.

          B. As additional consideration to Executive for his agreements herein, the Company agrees that Executive shall have the right to exercise each of the Options until the earlier of (x) two years after the period provided pursuant to Section 7(b)(8) of the Employment Agreement and (y) the date upon which such Option expires (notwithstanding any cessation of Executive's employment with the Company).

          C. Any monies due Executive under the Company's 401(k) Plan, if any, will be distributed to Executive in accordance with the requirements of such 401(k) Plan and the Employee Retirement Income Security Act ("ERISA") consistent with an employment termination date as of the date hereof.

          D. To help insure the Company's indemnification obligations to Executive under the Company's constituent documents the Company will use its best efforts to cause its director and officer insurance policies ("D&O Policies") to continue to cover Executive on account of his actions or omissions as a director and/or officer of the Company to the same extent as the past actions of its then serving officers and directors are covered thereby; provided, however, the foregoing shall in no way require the Company to pay a materially increased premium with respect to D&O Policies otherwise maintained by it or to change the carrier of its D&O Policies to the extent that the carrier of its choice is unwilling to provide the insurance contemplated hereby.

          E. Executive shall be eligible for all COBRA benefits to the extent required under applicable law.

          4. Return of Property. Executive represents that he has or will return all data, memoranda, client lists, notes, programs and other papers, items and tangible media and reproductions thereof relating to the Company and all other property of the Company in his possession or control no later than ten (10) business days after the date hereof.

          5. Confidentiality. From the date of his signing of the Agreement, the parties hereto agree not to disclose, divulge, publicize or publish the terms of this Agreement except to his counsel, spouse and financial advisors, or as required by law (including securities laws), or as required to enforce the terms of this Agreement; provided, however, that notwithstanding the foregoing, the Company may (i) make press releases regarding the contents hereof which are provided to Executive for his review and comment prior to release (and the Company will consider all such comments in good faith) and (ii) file copies hereof with the Securities and Exchange Commission.

          6. Voluntary Agreement - Advice of Legal Counsel - 21 Day Consideration Period. Executive acknowledges and states that he has read this Agreement; that he has had opportunity to, and has been advised orally, and in writing hereby, to consult with legal counsel prior to executing this Agreement, that he has consulted with counsel and he understands the legal effect and binding nature of this Agreement; and that he is acting voluntarily and with full knowledge of his actions in executing this Agreement.

          7. Opinion of Counsel. The Company's obligations hereunder shall be conditioned upon receipt by the Company of an unqualified opinion from Ogden Newell & Welch, PLLC counsel to Executive, in the form attached as Exhibit A hereto, to the effect that this Agreement and the Company's performance hereunder does not and will not violate any of Chapter 121 of the Kentucky Revised Finance Law, Title 32 of the Kentucky Administrative Statutes or the Constitution of the Commonwealth of Kentucky and related advisory opinions (collectively, "Kentucky Campaign Finance Law").

          8. Further Assurances. Executive will cooperate with the Company to provide information and execute documents reasonably requested by the Company to comply with applicable securities laws or in connection with obtaining D&O Policies.

          9. Invalidity. In the event that any provision of this Agreement is determined to be in violation of Kentucky Campaign Finance Law by any court or other governmental entity of competent jurisdiction or otherwise shall be finally determined to be invalid or unenforceable, such provisions shall be severed from the Agreement to the extent such provisions are in violation of Kentucky Campaign Finance Law or other laws and such illegality, invalidity or unenforceability shall in no way effect Executive's resignation or the other provisions hereof.

          10. Successors. This Agreement shall be binding upon and inure to the benefit of the parties and any of their respective successors or assigns.

          11. Choice of Law. This Agreement shall be deemed to be made and entered into in the State of Delaware, and shall in all respects be interpreted, enforced and governed under the laws of said state. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

          12. Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or two days after deposit in the mail by United States registered mail, return receipt requested, postage prepaid or by Federal Express or similar reputable delivery service, as follows:

          If to Executive:

                  W. Bruce Lunsford
                  1400 Willow, Unit 704
                  Louisville, KY 40204

          With copies to:

                  Scott W. Brinkman, Esq.
                  1700 PNC Plaza
                  500 West Jefferson Street
                  Louisville, Kentucky 40202-2874
and

          If to the Company

                  Ventas, Inc.
                  4360 Brownsboro Road, Suite 115
                  Louisville, KY 40207-1642
                  Attn: General Counsel

          With copies to:

                  Roger C. Siske, Esq.
                  Sonnenschein Nath & Rosenthal
                  8000 Sears Tower
                  Chicago, Illinois 60606

          13. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof, including without limitation the Employment Agreement.

          14. Counterparts. This Agreement hereto may be executed in counterparts, each of which shall be deemed to be an original but each of which together will constitute one and the same instrument.

          15. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

VENTAS, INC.


By: /s/ T. Richard Riney
   ------------------------------------
   Name:  T. Richard Riney
   Title: Executive Vice President

Dated: January 30, 2003
      --------------------------------


/s/ W. Bruce Lunsford
--------------------------------------
W. BRUCE LUNSFORD


Dated: January 28, 2003
      --------------------------------